UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  June 16, 2005

www.bmhc.com

Building Materials Holding Corporation

Delaware	000-23135	91-1834269
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Four Embarcadero Center, Suite 3250, San Francisco, CA 94111

(415) 627-9100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry Into a Material Definitive Agreement

On June 16, 2005, the Compensation Committee of the Board of Directors of Building Materials Holding Corporation (Company) approved the Second Amendment to the Employment Agreement, dated June 1, 2002, by and between the Company and Robert E. Mellor, Chairman of the Board, President and Chief Executive Officer.  Under the amendment to the Employment Agreement, the term of Mr. Mellor’s employment was extended for two years to May 31, 2009.  In addition, the Employment Agreement was amended to reflect Mr. Mellor’s current base salary of $750,000. All other provisions of the Employment Agreement as amended remain effective.

Also, on June 16, 2005, the Compensation Committee approved the First Amendment to the Company’s Severance Plan for Certain Executive Officers, Senior Management and Key Employees of the Company and its Subsidiaries (Severance Plan).  The amendment to the Severance Plan, effective as of June 16, 2005, among other things, changes the timing of certain distributions under the Severance Plan in a manner intended to avoid the imposition of additional taxes under newly adopted Section 409A of the Internal Revenue Code of 1986 (Code), allows the Board to unilaterally further amend the Severance Plan at any time prior to a change in control so that the Severance Plan will operate in a manner intended to avoid the imposition of additional taxes under Code Section 409A, and provides that the Company will gross-up a participant in the event that the participant is subject to additional taxes under Code Section 409A(a)(1)(B), such that the after-tax benefit to the participant is the same as if such additional taxes (and taxes on amounts provided for under the gross-up provision) had not been imposed.

Exhibit 10.45	Second Amendment to the Employment Agreement between Robert E. Mellor and Building Materials Holding Corporation as of June 16, 2005.

Exhibit 10.46	First Amendment to the Severance Plan for Certain Executive Officers, Senior Management and Key Employees of Building Materials Holding Corporation, effective as of June 16, 2005.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Building Materials Holding Corporation

Date: June 20, 2005	/s/ Paul S. Street
Paul S. Street
Senior Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary